Exhibit 16.1

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549	March 5, 2010

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 5, 2010, of SuccessFactors, Inc. and are in agreement with the statements contained in paragraphs a(1)(i), a(1)(ii), a(1)(iv) and a(1)(v) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP